EX-99.B(j)(A)(1)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees of

Wells Fargo Funds Trust:

We consent to the use of our reports for the Strong Asia Pacific Fund, Strong Balanced Fund, Strong Large Company Growth Fund, Strong Advisor Common Stock Fund, Strong Discovery Fund, Strong Dividend Income Fund, Strong Advisor Endeavor Large Cap Fund, Strong Advisor Select Fund, Strong Enterprise Fund, Strong Growth Fund, Strong Growth and Income Fund, Strong Advisor International Core Fund, Strong Large Cap Growth Fund, Strong Advisor Large Company Core Fund, Strong Life Stage Series – Strong Aggressive Portfolio, Strong Life Stage Series – Strong Conservative Portfolio, Strong Life Stage Series – Strong Moderate Portfolio, Strong Mid Cap Disciplined Fund, Strong Opportunity Fund, Strong Overseas Fund, Strong Small Company Value Fund, Strong Advisor Small Cap Value Fund, Strong Small/Mid Cap Value Fund, and Strong Advisor U.S. Value Fund, dated February 14, 2005, incorporated herein by reference.

We also consent to the references to our firm under the headings, “Financial Highlights” in the prospectuses and “Financial Information” and “Independent Registered Public Accounting Firm” in the statements of additional information.

/s/ KPMG LLP

KPMG LLP

Chicago, Illinois

April 8, 2005